Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Select Portfolios of our reports dated April 10, 2025, relating to the financial statements and financial highlights of Consumer Discretionary Portfolio and Energy Portfolio; of our report dated April 11, 2025, relating to the financial statements and financial highlights of Technology Portfolio, which appear in Fidelity Select Portfolios’ Certified Shareholder Report on Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 27, 2025